As filed with the Securities and Exchange Commission on September 21, 2018

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Form S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

FVCBANKCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Virginia (State or Other Jurisdiction of Incorporation or Organization)	47-5020283 (IRS Employer I.D. Number)

11325 Random Hills Road, Suite 240, Fairfax, Virginia 22030

(Address of Principal Executive Offices)  (Zip Code)

FVCBankcorp, Inc. Amended and Restated 2008 Stock Plan

1st Commonwealth Bank of Virginia 2009 Stock Incentive Plan

(Full Title of Plan)

David W. Pijor

FVCBankcorp, Inc.

11325 Random Hills Road, Suite 240

Fairfax, Virginia 22030

(703) 436-3800

(Name, Address, and Telephone Number of Agent for Service)

Copies to:

Noel M. Gruber, Esquire

Buckley Sandler LLP

1250 24th Street, NW

Suite 700

Washington, DC, 20037

202.349.8043

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a nonaccelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value	2,276,091	N/A	$22,121,258	$2,754.10

(1) This Registration Statement on Form S-8 covers 2,227,239 shares of common stock, $0.01 par value of FVCBankcorp, Inc. issuable pursuant to the FVCBankcorp, Inc. Amended and Restated 2008 Stock Plan (the “2008 Plan”), and 48,852 shares of common stock, $0.01 par value of FVCBankcorp, Inc. issuable pursuant to the 1st Commonwealth Bank of Virginia 2009 Stock Plan assumed in connection with the merger of 1st Commonwealth Bank of Virginia into FVCBankcorp, Inc.’s wholly owned subsidiary bank (the “1st Commonwealth Plan” and collectively with the 2008 Plan, the “Plans”), and any additional shares of common stock that become issuable under the Plans by reason of any stock dividend, stock split, or other similar transaction, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Act”).

(2) Estimated in accordance with Rule 457(h)(1) under the Act solely for purposes of calculating the registration fee, based on the aggregate exercise price of the awards outstanding under the Plans, in accordance with Rule 457(h)(1), and based on the average of the high and low sales prices for FVCBankcorp, Inc. common stock on September 19, 2018, in accordance with Rule 457(h)(1) and Rule 457(c).

PART I

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of the Form S-8 instructions.  The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Certain Documents by Reference.

The following documents filed by FVCBankcorp, Inc. (“FVCB”) with Securities and Exchange Commission are hereby incorporated by reference herein:

(1)                                 FVCB’s’s final prospectus dated September 13, 2018 and filed with the Commission on September 17, 2018 pursuant to Rule 424(b)(4) under the Securities Act in connection with FVCB’s public offering Registration Statement S-1 (File No. 333-226942) (the “Form S-1”); and

(2)                                 The description of the Common Stock set forth in FVCB’s Registration Form 8-A filed with the Commission on September 7, 2018 and any amendments, reports or other filings filed with the Commission for the purpose of updating that description.

(3)                                 FVCB’s other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the documents listed in the first item above.

All documents filed by FVCBankcorp, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby shall have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  Description of Securities

As the securities to be issued pursuant to this registration statement are registered under Section 12 of the Securities Exchange Act of 1934, this item is inapplicable.

ITEM 5.  Interest of Named Experts and Counsel.

The law firm of Buckley Sandler LLP has acted as counsel to FVCB with respect to this registration statement and passed upon certain legal matters relating to the validity of the shares of FVCB common stock offered hereby. Attorneys at Buckley Sandler LLP who have been involved in such matters owned an aggregate of 9,764 shares of FVCB common stock.

ITEM 6.  Indemnification of Directors and Officers

FVCB’s Articles of Incorporation provide that FVCB shall, to the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act (the “VSCA”) and any other applicable law, indemnify a director or officer of the corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of FVCB as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Articles of Incorporation further provide that FVCB shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of FVCB against reasonable expenses incurred in connection with the proceeding.

Under the VSCA, a Virginia corporation may not indemnify a director or officer for an adverse judgment in a proceeding by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for reasonable expenses. In addition, the VSCA permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the company; and

•                  a written undertaking by the director or officer or executed on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he did not meet the standard of conduct.

The indemnification provided by FVCB’s Articles of Incorporation is not exclusive of any right to indemnification which any person may be entitled to under any bylaw, agreement, statute, vote of shareholders or disinterested directors, or otherwise. In the event there has been a change in the composition of a majority of the FVCB’s Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If FVCB’s Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

ITEM 7.  Exemption From Registration Claimed.

As no restricted securities are to be reoffered or resold pursuant to this registration statement, this item is inapplicable.

ITEM 8.  Exhibits.

Exhibit Number	Description

4.1	FVCBankcorp, Inc. Amended and Restated 2008 Stock Plan (1)
4.2	1st Commonwealth Bank of Virginia 2009 Stock Incentive Plan (2)
5.1	Opinion of Buckley Sandler LLP
23.1	Consent of Buckley Sandler LLP., included in Exhibit 5
23.2	Consent of Yount, Hyde & Barbour, P.C.

(1)                                 Incorporated by reference to Exhibit 10.5 to FVCB’s Registration Statement on Form S-1 (File No. 333-226942) filed on August 20, 2018.

(2)                                 Incorporated by reference to Exhibit 10.6 to FVCB’s Registration Statement on Form S-1 (File No. 333-226942) filed on August 20, 2018.

ITEM 9.  Undertakings.

The Registrant hereby undertakes that:

(1)                                 it will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to the Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                                           that, for the purpose of determining liability under the Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)                                           to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia, on this 20th day of September, 2018.

FVCBANKCORP, INC.

By	/s/ David W. Pijor
David W. Pijor
Chairman and Chief Executive Officer

Name	Position	Date

/s/ David W. Pijor	Chairman and Chief Executive Officer	September 20, 2018
David W. Pijor	(Principal Executive Officer)

/s/ Patricia A. Ferrick	President, Director	September 20, 2018
Patricia A. Ferrick

/s/ L. Burwell Gunn	Director	September 20, 2018
L. Burwell Gunn

/s/ Scott Laughlin	Director	September 20, 2018
Scott Laughlin

/s/ Thomas L. Patterson	Director	September 20, 2018
Thomas L. Patterson

/s/ Devin Satz	Director	September 20, 2018
Devin Satz

/s/ Lawrence W. Schwartz	Director	September 20, 2018
Lawrence W. Schwartz

/s/ Sidney G. Simmonds	Director	September 20, 2018
Sidney G. Simmonds

/s/ Daniel M. Testa	Director	September 20, 2018
Daniel M. Testa

/s/ Phillip R.. Wills III	Director	September 20, 2018
Phillip R. Wills III

/s/ Steven M. Wiltse	Director	September 20, 2018
Steven M. Wiltse

/s/ Jennifer L. Deacon	Executive Vice President and	September 20, 2018
Jennifer L. Deacon	Chief Financial Officer
(Principal Financial and Accounting Officer)